Exhibit 10.12
[Executive Officer Grants]
Restricted Stock Award Agreement
Under the 2006 Equity and Performance
Incentive Plan
Kaiser Aluminum Corporation

Kaiser Aluminum Corporation
2006 Equity and Performance Incentive Plan
Restricted Stock Award Agreement
     You have been selected to receive a grant of Restricted Stock pursuant to the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan (the “Plan”), as specified below:
     Participant:
     Date of Grant:
     Number of Shares of Restricted Stock Granted:
     Purchase Price: $           per share of Restricted Stock
     Lapse of Restriction Date: Restrictions placed on the shares of Restricted Stock shall lapse on the date and in the amount listed below:

Date on Which	Number of Shares for	Cumulative Number of Shares
Restrictions Lapse	Which Restrictions Lapse	for Which Restrictions Lapse

     THIS RESTRICTED STOCK AWARD AGREEMENT, effective as of the Date of Grant set forth above (this “Agreement”), represents the grant of Restricted Stock by Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.
     The Plan provides a complete description of the terms and conditions governing the Restricted Stock. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
     1. Employment with the Company. Except as may otherwise be provided in Sections 5 or 6 of this Agreement, the shares of Restricted Stock granted hereunder are granted on the condition that the Participant remains an Employee of the Company from the Date of Grant through (and including) the “Date on which Restrictions Lapse” set forth in the table above opposite such number of shares of Restricted Stock (such applicable periods each being referred to herein as a “Period of Restriction”).
     This grant of Restricted Stock shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock or other Awards in the future under the Plan.

     2. Certificate Legend. Each certificate representing, or book entry account maintaining, shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
“The sale or other transfer of the shares of common stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan (the “Plan”), and in the associated Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Award Agreement may be obtained from Kaiser Aluminum Corporation.”
     3. Receipt and Delivery of Stock; Removal of Restrictions.
(a)	The Participant waives receipt from the Company of a certificate or certificates representing the shares of Restricted Stock granted hereunder, registered in the Participant’s name and bearing a legend evidencing the restrictions imposed on such shares of Restricted Stock by this Agreement. The Participant acknowledges and agrees that the Company shall retain custody of such certificate or certificates until the restrictions imposed by the Period of Restriction on the shares of Restricted Stock granted hereunder lapse. The Participant acknowledges and agrees that, alternatively, the shares of Restricted Stock granted hereunder may be maintained in book-entry form with instructions from the Company to the Company’s transfer agent that such shares shall remain restricted until the restrictions imposed by the Period of Restriction on such shares lapse.

(b)	Except as may otherwise be provided herein and in the Plan, the shares of Restricted Stock granted pursuant to this Agreement shall become freely transferable by the Participant on the date and in the amount set forth under the Lapse of Restriction Dates above, subject to all restrictions on transfers imposed by the Company’s certificate of incorporation, bylaws or insider trading policies as in effect from time to time or by applicable federal or state securities laws. Once shares of Restricted Stock granted pursuant to this Agreement are no longer subject to any restrictions on transfer under this Agreement or the Plan, the Participant shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates or book-entry account.
     4. Voting Rights and Dividends. During a Period of Restriction, the Participant may exercise full voting rights and shall receive all dividends and other distributions paid with respect to the shares of Restricted Stock held by the Participant; provided, however, that if any such dividends or distributions are paid in shares of the Company’s capital stock, such shares shall be subject to the same restrictions on transferability as are the shares of Restricted Stock with respect to which they were paid.
     5. Termination of Employment.
(a)	By Death. In the event the Participant ceases to be an Employee of the Company by reason of death during a Period of Restriction, all shares of Restricted Stock held by the Participant at the time of death shall no longer be subject to the Period of

Restriction and shall become freely transferable (subject, however, to all restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws or by applicable federal or state securities laws) by such Person or Persons as shall have been named as the Participant’s beneficiary, or by such Persons that have acquired the Participant’s rights under the shares of Restricted Stock by will or the laws of descent and distribution. Once the shares of Restricted Stock are no longer subject to any restrictions on transfer under this Agreement or the Plan, the Person holding such shares shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates or book-entry account.

(b)	By Disability. In the event the Participant ceases to be an Employee of the Company by reason of Disability (as defined in this Section 5(b)) during a Period of Restriction, all shares of Restricted Stock held by the Participant at the time of employment termination shall no longer be subject to the Period of Restriction and shall become freely transferable (subject, however, to all restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws or by applicable federal or state securities laws) by the Participant. Once shares of Restricted Stock are no longer subject to any restrictions on transfer under this Agreement or the Plan, the Person holding such shares shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates or book-entry account.

“Disability” shall be defined as a total and permanent disability as a result of bodily injury, disease or mental disorder which results in the Participant’s entitlement to long-term disability benefits under the Kaiser Aluminum Self-Insured Welfare Plan or the Kaiser Aluminum Salaried Employees Retirement Plan.

(c)	Involuntary Termination Other Than For Cause or Detrimental Activity; Termination For Good Reason. In the event the Participant ceases to be an Employee of the Company because either (i) the Company or any of its Subsidiaries terminates such employment for any reason other than in a termination for Cause or other Detrimental Activity or (ii) the Participant terminates his or her employment for Good Reason, all shares of Restricted Stock held by the Participant at the time of employment termination shall no longer be subject to the Period of Restriction and shall become freely transferable (subject, however, to all restrictions on transfer imposed by the Company’s certificate of incorporation or bylaws or by applicable federal or state securities laws) by the Participant. Once shares of Restricted Stock are no longer subject to any restrictions on transfer under this Agreement or the Plan, the Person holding such shares shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates or book-entry account.

(d)	For Other Reasons. In the event the Participant ceases to be an Employee of the Company for any reason other than the reasons set forth in Section 5(a), 5(b) or 5(c) of this Agreement during a Period of Restriction, all shares of Restricted Stock held by the Participant at the time of employment termination and still subject to the restrictions on transfer pursuant to Section 7 of this Agreement shall be forfeited by the Participant to the Company. Upon forfeiture of the Restricted Stock, the Company shall have the right, at the sole discretion of the Committee, to vest all or any portion of the Restricted Stock grant held by the Participant.
     6. Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company during a Period of Restriction and prior to the Participant ceasing to be an Employee of the Company, the Period of Restriction shall immediately lapse, with all such shares of Restricted Stock vesting and becoming freely transferable by the Participant, subject to restrictions on transfers imposed by the Company’s certificate of incorporation, bylaws or insider trading policies as in effect from time to time or by applicable federal or state securities laws.
     7. Restrictions on Transfer. Unless otherwise determined by the Committee in accordance with the Plan, during the applicable Period of Restriction, shares of Restricted Stock granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. If, during a Period of Restriction, any Transfer, whether voluntary or involuntary, of shares of Restricted Stock is made other than in accordance with this Agreement or the Plan, or if any attachment, execution, garnishment or lien shall be issued against or placed upon the shares of Restricted Stock, the Participant’s right to such shares of Restricted Stock shall be immediately forfeited by the Participant to the Company, and all obligations of the Company under this Agreement shall terminate.
     8. Detrimental Activity. If the Participant, either during employment by the Company or a Subsidiary or within one (1) year after termination of such employment, shall engage in any Detrimental Activity, and the Committee shall so find, forthwith upon notice of such finding, the Participant shall:
(a)	Forfeit any shares of Restricted Stock then held by the Participant;

(b)	Return to the Company, in exchange for payment by the Company of any cash amount actually paid therefor by the Participant (unless such payment is prohibited by law), all Common Shares that the Participant has not disposed of that were offered pursuant to the Plan within one (1) year prior to the date of the commencement of such Detrimental Activity; and

(c)	With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Company in cash the difference between:
(i)	any cash amount actually paid therefor by the Participant pursuant to the Plan, and

(ii)	the Market Value per Share of the Common Shares on the date of such acquisition.
To the extent that such amounts are not paid to the Company, the Company may, to the extent permitted by law, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.
     9. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Vice President Human Resources of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     10. Continuation of Employment. This Agreement shall not confer upon the Participant any right with respect to continuance of employment with the Company or any Subsidiary, nor shall this Agreement interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Participant’s employment or other service at any time.
     11. Miscellaneous.
(a)	This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	In accordance with Section 19 of the Plan, the Board may terminate, amend or modify the Plan.

(c)	The Participant shall, not later than the applicable “Date on which Restrictions Lapse” as set forth in the table on page 1 of this Agreement, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes (including the Participant’s FICA obligation), whether domestic or foreign, required by law to be withheld on account of such event.

The Participant acknowledges and agrees that the Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation), whether domestic or foreign, required by law to be withheld with respect to any exercise of the Participant’s rights under this Agreement should Participant fail to make timely payment of all taxes due.

The Participant may elect, subject to the Plan and any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

(d)	The Participant agrees to take all steps necessary to comply with all applicable provisions with respect transfers of the Company’s securities imposed by the Company’s certificate of incorporation, bylaws and insider trading policies as in effect from time to time and federal and state securities laws in exercising his or her rights under this Agreement.

(e)	All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock, shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company.

(f)	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

(g)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such address as one party may subsequently furnish to the other party in writing.
     12. Definitions.
(a)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)	“Business Combination” means a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or entity, or other transaction.

(d)	“Change in Control” means the occurrence on or after the date of this Agreement of any of the following events:
(i)	the acquisition by any Person of Beneficial Ownership of 35% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
(A)	for purposes of this Section 12(d)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company (x) pursuant to the POR or (y) that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (3) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary (other than any voluntary employee beneficiary association established in connection with the POR), and (4) any acquisition of Voting Stock of the

Company by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 12(d)(iii) below;
(B)	if any Person acquires Beneficial Ownership of 35% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A)(1) of Section 12(d)(i) and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company pursuant to the POR, in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be deemed to constitute a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person acquires beneficial ownership of 35% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company pursuant to the POR, in an acquisition directly from the Company in a transaction that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)	a majority of the Directors are not Incumbent Directors; or

(iii)	the consummation of a Business Combination, unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination (other than any voluntary employee beneficiary association established in connection with the POR) or any Person that immediately prior to such Business Combination owns, directly or indirectly, 35% or more of the Voting Stock of the Company so long as such Person does not at such time own, directly or indirectly, more than 1% of the securities of the other corporation or other entity involved in such Business Combination to be converted into or exchanged for shares of Voting Stock of the entity resulting from such Business Combination pursuant to such Business Combination)) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 12(d)(iii).
(e)	“Director” shall mean a member of the Board of Directors of the Company.

(f)	“Employee of the Company” means an officer or employee of the Company or one or more of its Subsidiaries.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(h)	“Good Reason” means, without a Participant’s consent, the occurrence of any of the following events which is not cured by the Company within ten (10) business days following the Participant’s written notice to the Company of the event constituting Good Reason; provided, however, that any such written notice received by the Company following the thirty (30) day period after the date on which the Participant first had knowledge of the occurrence of such event giving rise to Good Reason (or, in the case of multiple events, the latest to occur of such events) shall not be effective and the Participant shall be deemed to have waived his/her right to terminate employment for Good Reason with respect to such event:
(i)	Demotion, reduction in title, reduction in position or responsibilities, or change in reporting responsibilities or reporting level that is materially and adversely inconsistent with the Participant’s then position or the assignment of duties and/or responsibilities materially and adversely inconsistent with such position; or

(ii)	Relocation of the Participant’s primary office location more than fifty (50) miles from the Participant’s then current office location; or

(iii)	Reduction of greater than 10% in the Participant’s then base salary or reduction of greater than 10% in the Participant’s then long term or short term incentive compensation opportunity or a reduction in the Participant’s eligibility for participation in the Company’s benefit plans that is not commensurate with a similar reduction among similarly situated employees.
(i)	“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(j)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(k)	“POR” means the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, as modified, filed pursuant to section 1121(a) of title 11 of the United States Code and confirmed by an order of the United States Bankruptcy Court for the District of Delaware entered on February 6, 2006, which confirmation was affirmed by an order of the United States District Court for the District of Delaware entered on May 11, 2006.

(l)	“Cause” means (1) the Participant’s engaging in fraud, embezzlement, gross misconduct or any act of gross dishonesty with respect to the Company or its affiliates, (2) the Participant’s habitual drug or alcohol use which impairs the ability of the Participant to perform his duties with the Company or its affiliates, (3) the Participant’s indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the Participant’s incarceration with respect to any of the foregoing that, in each case, impairs the Participant’s ability to continue to perform his duties with the Company and its affiliates, or (4) the Participant’s material breach of any written employment agreement or other agreement between the Company and the Participant, or of the Company’s Code of Business Conduct, or failure by the Participant to substantially perform his or her duties for the Company which remains uncorrected or reoccurs after written notice has been delivered to the

Participant demanding substantial performance and the Participant has had a reasonable opportunity to correct such breach or failure to perform.

(m)	“Voting Stock” means securities entitled to vote generally in the election of directors (or similar governing bodies).

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed effective as of the Date of Grant.

Kaiser Aluminum Corporation

By:

Name:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof are hereby agreed to by the Participant.

Participant

Participant’s name and address:

DESIGNATION OF BENEFICIARY:
I hereby designate                                                                                                   as my primary beneficiary and                                                                                                    as my contingent beneficiary to receive the amounts attributable to my account hereunder and payable under the Plan in the event of my death.